EXHIBIT 13


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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 33-79124 and Amendment No. 5 to Registration Statement No. 811-8520 of TIAA Separate Account VA-1 ("VA-1") on Form N-3 of our reports dated February 6, 1996 relating to the financial statements of the Stock Index Account of VA-1 and March 8, 1996 relating to the financial statements of Teachers Insurance and Annuity Association of America included in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Auditors" and "Experts" in such Statement of Additional Information.


DELOITTE & TOUCHE LLP
New York, New York
March 22, 1996